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
                                                              YEAR ENDED MARCH 31,
                                                              --------------------
                                                  1999               1998               1997
                                               ----------        -----------        -----------
Net income (loss)                              $7,440,474        $(8,649,618)       $(7,950,301)
Weighted average common shares outstanding     $9,857,252        $ 9,620,335          9,322,278
                                               ----------        -----------        -----------
Net income (loss) per share                        $ 0.15           $  (0.90)           $ (0.85)
                                               ==========        ===========        ===========